                                                                   Exhibit 17(f)

[LOGO] Merrill Lynch  Investment Managers

Annual Report

November 30, 2001

Merrill Lynch
Premier Growth
Fund, Inc.

www.mlim.ml.com

                     MERRILL LYNCH PREMIER GROWTH FUND, INC.

Officers and Directors/Trustees

Terry K. Glenn, President and Director/Trustee
James H. Bodurtha, Director/Trustee
Herbert I. London, Director/Trustee
Joseph L. May, Director/Trustee
Andre F. Perold, Director/Trustee
Roberta Cooper Ramo, Director/Trustee
Robert C. Doll, Jr., Senior Vice President
Donald C. Burke, Vice President and Treasurer
Susan B. Baker, Secretary

Custodian

The Bank of New York
90 Washington Street, 12th Floor
New York, NY 10286

Transfer Agent

Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

DEAR SHAREHOLDER

Merrill Lynch Premier Growth Fund, Inc. completed its fiscal year of operation on November 30, 2001. The equity investment environment over the past year was one of the worst in recent memory. Stocks corrected sharply as investors reacted to an almost unprecedented deceleration in economic fundamentals. The CEO of Cisco Systems, Inc., John Chambers, compared the rapid fall-off in the economy to a "100-year flood." Chamber's comments can be supported by any of a myriad of negative market and economic milestones, such as:

- The first quarter of 2001 was down 25.46%, making it the worst first quarter in NASDAQ history.

- The third quarter of 2001 was down 30.59%, making it the second worst quarter in NASDAQ history.

- The third quarter of 2001 was the worst quarter for the Standard and Poor's 500 Index (S&P 500) since the 1987 stock market crash.

- Personal computer shipments in the calendar second quarter of 2001 dropped on a year-over-year basis for the first time since 1986.

- The July semiconductor sales figure was at its worst level since August 1994, covering a seven-year span that included two prior cyclical downturns.

Stocks typically do poorly in the early stages of cyclical downturns. Unfortunately, stocks had further to fall this time around, as the near perfect investment backdrop of the late 1990s emboldened investors to bid stocks up to historically high valuation levels. The market decline was also exacerbated by a severe reduction in the flow of investment capital into Internet and telecommunications services stocks. In retrospect, this deflation of what turned out to be a speculative bubble, subsequently spilled over into many other sectors of the economy. The Federal Reserve Board moved aggressively throughout 2001 in an effort to stimulate economic growth. In total, the target Federal Funds rate was lowered from 6.50% to 2.00% in ten different policy moves that occurred from January through November 2001.

Stocks have historically done quite well when the Federal Reserve Board eases monetary policy. While the Federal Reserve Board's activity did help spark two extremely strong rallies in January and April, these rallies were but brief interludes in a consistent, year-long downward trend that began in September 2000. However, as the Fund's fiscal year drew to a close, stocks were in the midst of a strong rally from the new lows established in late September, following the terrorist attacks of September 11.

The S&P 500 Index fell a total of -13.35% for the year ended November 30, 2001. Aggressive growth stocks usually underperform the broader indexes during market declines and this most recent period was no different. On average, indexes characterized by higher rates of earnings growth typically did worse than those with lower rates of growth. For example, the NASDAQ Composite Index, which contains many more rapidly growing companies than the S&P 500 Index, was down -25.45% for the year ended November 30, 2001. Our aggressive growth investment philosophy did not perform well in this environment.

Fiscal Year in Review

For the year ended November 30, 2001, the Fund's Class A, Class B, Class C and Class D shares had returns of -50.16%, -50.57%, -50.74% and -50.24%, respectively. (Investment results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 6-8 of this report to shareholders. This performance lagged the return on the Fund's unmanaged benchmark, the Standard & Poor's Barra Growth Index, which declined -16.63% over the same period. We are deeply disappointed in this performance, but it is not unexpected, given the aggressive nature of this Fund.

We are confident that our process will work over the long term, and we do not intend to lose focus at this low moment. Therefore, we will continue to dedicate ourselves to working even harder to position the portfolio to do well when the market inevitably improves.

Most of our underperformance, relative to our index, was because of our higher-than-index weighting in the technology sector and the more volatile nature of high growth stocks, which we have already discussed. Because of our high-growth focus, our portfolio is typically overweighted in sectors (such as technology and health care) that historically have grown faster than the economy.

Throughout the fiscal year, we responded to the deteriorating macroeconomic environment by reducing our exposure to larger companies with broad exposure to the economy. These companies included: JDS Uniphase Corp., Nortel Networks Corp. and Corning Incorporated. We replaced these holdings with smaller, more nimble companies such as Sonus Networks Inc., ONI Systems, Harley-Davidson, Inc. and IDEC Pharmaceuticals Corporation, which we felt would have a better chance of growing through the economic slowdown. Smaller companies with rapidly growing product lines, strong product cycles and/or smaller market shares are often less correlated with economic growth than larger companies. As always, these changes were not driven by our own view of where the economy was heading, but by our bottom-up research process. Some of the changes, such as Harley-Davidson and IDEC Pharmaceuticals worked in our favor. Unfortunately, other companies, such as Sonus Networks and ONI Systems, were not able to continue growing through one of the deepest capital spending slowdowns in recent memory.

Looking forward, we are beginning to see early signs of renewed strength in some isolated areas of technology. Important confirmation of this subjective observation is provided by the Next Twelve Months average estimated earnings growth for the NASDAQ Composite Index, which increased significantly during the September 2001 quarter. This represented the first increase in estimated earnings growth in four quarters. Average Upward Earnings Revisions and Positive Earnings Surprises for the NASDAQ also increased for the first time in several quarters. We believe that earnings drive stock prices and all of these trends are extremely positive signs that the current rally, unlike the ones that occurred in January and April 2001, may be for real. The key question will be whether the improving trends we are seeing are brief snapbacks, or whether they represent more permanent developments.

In Conclusion

Despite the activity of the past year, stock investing has been and will, in all likelihood, continue to be a good proposition. We believe in investing based on the present and the future, not the past. The best strategy that investors can implement is to identify those investments that they believe will perform well in the months and years ahead. These investments will not necessarily be the ones that had the best performance from March 2000 through September 2001. As we move forward, we are rededicating ourselves to pursuing our investment discipline and the best possible returns for our shareholders.

We appreciate your investment in Merrill Lynch Premier Growth Fund, Inc.


                                      2 & 3

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

Sincerely,


/s/ Terry K. Glenn

Terry K. Glenn
President and Director/Trustee


/s/ Michael S. Hahn

Michael S. Hahn
Senior Portfolio Manager

January 3, 2002

We are pleased to announce that Michael S. Hahn has been named Senior Portfolio Manager and is responsible for the day-to-day management of Merrill Lynch Premier Growth Fund, Inc. Mr. Hahn joined Merrill Lynch Investment Managers, L.P. in May 1999. From 1996 to 1999, Mr. Hahn was portfolio manager and analyst at PBHG Funds.

The Fund's transfer agency fee schedule has been amended. Under the revised schedule, the fees payable to Financial Data Services, Inc., the transfer agent for the Fund, now range from $16 to $23 per shareholder account (depending upon the level of service required) or 0.10% of account assets for certain accounts that participate in certain fee-based programs.

PORTFOLIO INFORMATION (unaudited)

As of November 30, 2001

                                                                      Percent of
Ten Largest Equity Holdings                                           Net Assets
--------------------------------------------------------------------------------
Protein Design Labs, Inc. ......................................          4.8%
IDEC Pharmaceuticals Corporation ...............................          4.3
Pfizer Inc. ....................................................          4.1
Harley-Davidson, Inc. ..........................................          4.1
Enzon, Inc. ....................................................          3.4
Flextronics International Ltd. .................................          3.0
QUALCOM Incorporated ...........................................          2.9
THQ Inc. .......................................................          2.9
Alpha Industries, Inc. .........................................          2.8
VERITAS Software Corporation ...................................          2.8
--------------------------------------------------------------------------------

                                                                      Percent of
Five Largest Industries                                               Net Assets
--------------------------------------------------------------------------------
Biotechnology ..................................................         21.9%
Software .......................................................         14.2
Semiconductor Equipment & Products .............................         10.4
Communications Equipment .......................................          8.0
Diversified Financials .........................................          5.8
--------------------------------------------------------------------------------

                                                                      Percent of
Geographic Allocation+                                                Net Assets
--------------------------------------------------------------------------------
United States ..................................................         87.1%
Singapore ......................................................          3.0
Canada .........................................................          1.2
Israel .........................................................          1.0
--------------------------------------------------------------------------------

+     Total may not equal 100%.


                                      4 & 5

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

PERFORMANCE DATA

About Fund Performance

      Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

- Class A Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

- Effective June 1, 2001, Class B Shares are subject to a maximum contingent deferred sales charge of 4% declining to 0% after six years. All Class B Shares purchased prior to June 1, 2001 will maintain the four-year schedule. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 8 years. (There is no initial sales charge for automatic share conversions.)

- Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

- Class D Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

      None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

Recent Performance Results

                                                         6-Month           12-Month       Since Inception
As of November 30, 2001                               Total Return       Total Return       Total Return
==========================================================================================================
ML Premier Growth Fund, Inc. Class A Shares*             -29.82%            -50.16%           -69.40%
----------------------------------------------------------------------------------------------------------
ML Premier Growth Fund, Inc. Class B Shares*             -30.16             -50.57            -69.90
----------------------------------------------------------------------------------------------------------
ML Premier Growth Fund, Inc. Class C Shares*             -30.39             -50.74            -70.00
----------------------------------------------------------------------------------------------------------
ML Premier Growth Fund, Inc. Class D Shares*             -29.89             -50.24            -69.50
----------------------------------------------------------------------------------------------------------
Standard & Poor's Barra Growth Index**                   - 3.37             -16.63            -34.78
==========================================================================================================

 * Investment results shown do not reflect sales charges; results would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Fund's inception date is 3/03/00.

** An unmanaged capitalization-weighted Index comprised of all the stocks in the Standard & Poor's 500 Index that have higher price-to-book ratios. Since inception total return is from 3/31/00.

Class A Shares and Class B Shares

Total Return Based on a $10,000 Investment

A line graph depicting the growth of an investment in the Fund's Class A Shares and Class B Shares compared to growth of an investment in the S&P Barra Growth Index. Value are from March 3, 2000 to November 2001.

                                                   3/03/00**    11/00    11/01
Merrill Lynch Premier Growth Fund, Inc.+--
Class A Shares*                                    $ 9,475      $5,818   $2,900
Merrill Lynch Premier Growth Fund, Inc.+--
Class B Shares*                                    $10,000      $6,090   $2,890

                                                   3/31/00**    11/00    11/01

S&P Barra Growth Index ++                          $10,000      $7,823   $6,522

 * Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.

**    Commencement of operations.

 + The Fund invests all of its assets in Master Premier Growth Trust. The Trust invests primarily in common stocks of the companies that Fund management believes have strong earnings growth and capital appreciation potential.

++ This unmanaged Index is a capitalization-weighted index of all the stocks in the Standard & Poor's 500 Index that have higher book-to-price ratios. The starting date for this Index is from 3/31/00.

      Past performance is not indicative of future results.

Average Annual Total Return

                                              % Return Without     % Return With
                                                Sales Charge      Sales Charge**
================================================================================
Class A Shares*
================================================================================
One Year Ended 9/30/01                             -75.31%            -76.61%
--------------------------------------------------------------------------------
Inception (3/03/00)
through 9/30/01                                    -59.84             -61.19
--------------------------------------------------------------------------------

 * Maximum sales charge is 5.25%.

** Assuming maximum sales charge.

                                                   % Return          % Return
                                                 Without CDSC       With CDSC**
================================================================================
Class B Shares*
================================================================================
One Year Ended 9/30/01                             -75.58%           -76.55%
--------------------------------------------------------------------------------
Inception (3/03/00)
through 9/30/01                                    -60.27            -61.29
--------------------------------------------------------------------------------

 * Maximum contingent deferred sales charge is 4% and is reduced to 0% after 6 years.

** Assuming payment of applicable contingent deferred sales charge.


                                      6 & 7

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

PERFORMANCE DATA (concluded)

Class C Shares and Class D Shares

Total Return Based on a $10,000 Investment

A line graph depicting the growth of an investment in the Fund's Class C Shares and Class D Shares compared to growth of an investment in the S&P Barra Growth Index. Value are from March 3, 2000 to November 2001.

                                                   3/03/00**    11/00    11/01
Merrill Lynch Premier Growth Fund, Inc.+--
Class C Shares*                                    $10,000      $6,090   $2,910
Merrill Lynch Premier Growth Fund, Inc.+--
Class D Shares*                                    $ 9,475      $5,808   $2,890

                                                   3/31/00**    11/00    11/01

S&P Barra Growth Index ++                          $10,000      $7,823   $6,522

 * Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.

**    Commencement of operations.

 + The Fund invests all of its assets in Master Premier Growth Trust. The Trust invests primarily in common stocks of the companies that Fund management believes have strong earnings growth and capital appreciation potential.

++ This unmanaged Index is a capitalization-weighted index of all the stocks in the Standard & Poor's 500 Index that have higher book-to-price ratios. The starting date for this Index is from 3/31/00.

      Past performance is not indicative of future results.

Average Annual Total Return

                                                 % Return            % Return
                                               Without CDSC         With CDSC**
================================================================================
Class C Shares*
================================================================================
One Year Ended 9/30/01                            -75.58%            -76.55%
--------------------------------------------------------------------------------
Inception (3/03/00)
through 9/30/01                                   -60.27             -61.03
--------------------------------------------------------------------------------

 * Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.

**    Assuming payment of applicable contingent deferred sales charge.

                                             % Return Without     % Return With
                                               Sales Charge       Sales Charge**
================================================================================
Class D Shares*
================================================================================
One Year Ended 9/30/01                           -75.37%             -76.66%
--------------------------------------------------------------------------------
Inception (3/03/00)
through 9/30/01                                  -59.95              -61.29
--------------------------------------------------------------------------------

 * Maximum sales charge is 5.25%.

** Assuming maximum sales charge.

STATEMENT OF ASSETS AND LIABILITIES

MERRILL LYNCH PREMIER GROWTH FUND, INC.

               As of November 30, 2001
===================================================================================================================================
Assets:        Investment in Master Premier Growth Trust, at value (identified cost--$101,375,046) ...                $  84,069,991
               Prepaid registration fees .............................................................                      101,584
                                                                                                                      -------------
               Total assets ..........................................................................                   84,171,575
                                                                                                                      -------------
===================================================================================================================================
Liabilities:   Payables:
                  Distributor ........................................................................  $    59,321
                  Administrator ......................................................................       16,734          76,055
                                                                                                        -----------
               Accrued expenses and other liabilities ................................................                       85,866
                                                                                                                      -------------
               Total liabilities .....................................................................                      161,921
                                                                                                                      -------------
===================================================================================================================================
Net Assets:    Net assets ............................................................................                $  84,009,654
                                                                                                                      =============
===================================================================================================================================
Net Assets     Class A Shares of Common Stock, $.10 par value, 100,000,000 shares authorized .........                $      92,397
Consist of:    Class B Shares of Common Stock, $.10 par value, 100,000,000 shares authorized .........                    1,747,352
               Class C Shares of Common Stock, $.10 par value, 100,000,000 shares authorized .........                      661,635
               Class D Shares of Common Stock, $.10 par value, 100,000,000 shares authorized .........                      288,483
               Paid-in capital in excess of par ......................................................                  267,630,801
               Accumulated realized capital losses on investments and foreign currency transactions
               from the Trust--net ...................................................................                 (169,119,858)
               Unrealized depreciation on investments from the Trust--net ............................                  (17,291,156)
                                                                                                                      -------------
               Net assets ............................................................................                $  84,009,654
                                                                                                                      =============
===================================================================================================================================
Net Asset      Class A--Based on net assets of $2,827,853 and 923,974 shares outstanding .............                $        3.06
Value:                                                                                                                =============
               Class B--Based on net assets of $52,513,001 and 17,473,524 shares outstanding .........                $        3.01
                                                                                                                      =============
               Class C--Based on net assets of $19,880,391 and 6,616,354 shares outstanding ..........                $        3.00
                                                                                                                      =============
               Class D--Based on net assets of $8,788,409 and 2,884,830 shares outstanding ...........                $        3.05
                                                                                                                      =============
===================================================================================================================================

See Notes to Financial Statements.


                                      8 & 9

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

STATEMENT OF OPERATIONS

MERRILL LYNCH PREMIER GROWTH FUND, INC.

                      For the Year Ended November 30, 2001
===================================================================================================================================
Investment Loss       Net investment loss allocated from the Trust:
From the Trust--Net:     Interest ...............................................................                     $     529,691
                         Dividends ..............................................................                           216,513
                         Expenses ...............................................................                          (946,974)
                                                                                                                      -------------
                      Net investment loss from the Trust ........................................                          (200,770)
                                                                                                                      -------------
===================================================================================================================================
Expenses:             Account maintenance and distribution fees--Class B ........................     $  768,171
                      Account maintenance and distribution fees--Class C ........................        313,366
                      Administration fee ........................................................        250,249
                      Transfer agent fees--Class B ..............................................        185,156
                      Printing and shareholder reports ..........................................         87,322
                      Offering costs ............................................................         85,426
                      Transfer agent fees--Class C ..............................................         77,690
                      Registration fees .........................................................         67,785
                      Account maintenance fee--Class D ..........................................         34,705
                      Professional fees .........................................................         32,154
                      Transfer agent fees--Class D ..............................................         27,844
                      Transfer agent fees--Class A ..............................................          6,920
                      Accounting services .......................................................            354
                      Other .....................................................................         10,195
                                                                                                      ----------
                      Total expenses ............................................................                         1,947,337
                                                                                                                      -------------
                      Investment loss--net ......................................................                        (2,148,107)
                                                                                                                      -------------
===================================================================================================================================
Realized &            Realized loss on investments from the Trust--net ..........................                      (125,292,644)
Unrealized Gain       Change in unrealized depreciation on investments from the Trust--net ......                        32,678,299
(Loss) from the                                                                                                       -------------
Trust--Net:           Net Decrease in Net Assets Resulting from Operations ......................                     $ (94,762,452)
                                                                                                                      =============
===================================================================================================================================

See Notes to Financial Statements.

STATEMENTS OF CHANGES IN NET ASSETS

MERRILL LYNCH PREMIER GROWTH FUND, INC.

                                                                                                       For the      For the Period
                                                                                                      Year Ended    March 3, 2000+
                                                                                                     November 30,   to November 30,
                      Increase (Decrease) in Net Assets:                                                 2001             2000
===================================================================================================================================
Operations:           Investment loss--net ......................................................   $  (2,148,107)    $  (1,890,426)
                      Realized loss on investments from the Trust--net ..........................    (125,292,644)      (43,833,293)
                      Change in unrealized depreciation on investments from the Trust--net ......      32,678,299       (49,969,455)
                                                                                                    -------------     -------------
                      Net decrease in net assets resulting from operations ......................     (94,762,452)      (95,693,174)
                                                                                                    -------------     -------------
===================================================================================================================================
Capital Share         Net increase (decrease) in net assets derived from capital share
Transactions:         transactions ..............................................................      (1,896,544)      276,261,824
                                                                                                    -------------     -------------
===================================================================================================================================
Net Assets:           Total increase (decrease) in net assets ...................................     (96,658,996)      180,568,650
                      Beginning of period .......................................................     180,668,650           100,000
                                                                                                    -------------     -------------
                      End of period .............................................................   $  84,009,654     $ 180,668,650
                                                                                                    =============     =============
===================================================================================================================================

+    Commencement of operations.

     See Notes to Financial Statements.


                                     10 & 11

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

FINANCIAL HIGHLIGHTS

MERRILL LYNCH PREMIER GROWTH FUND, INC.

                                                                                                           Class A
                                                                                               --------------------------------
                   The following per share data and ratios have been derived                      For the        For the Period
                   from information provided in the financial statements.                       Year Ended       March 3, 2000+
                                                                                                November 30,     to November 30,
                   Increase (Decrease) in Net Asset Value:                                          2001              2000
===============================================================================================================================
Per Share          Net asset value, beginning of period ..................................     $      6.14       $        10.00
Operating                                                                                      -----------       --------------
Performance:       Investment loss--net ..................................................            (.04)++++            (.01)
                   Realized and unrealized loss on investments and foreign currency
                   transactions from the Trust--net ......................................           (3.04)               (3.85)
                                                                                               -----------       --------------
                   Total from investment operations ......................................           (3.08)               (3.86)
                                                                                               -----------       --------------
                   Net asset value, end of period ........................................     $      3.06       $         6.14
                                                                                               ===========       ==============
===============================================================================================================================
Total Investment   Based on net asset value per share ....................................         (50.16%)             (38.60%)+++
Return:**                                                                                      ===========       ==============
===============================================================================================================================
Ratios to Average  Expenses++ ............................................................           1.41%                1.17%*
Net Assets:                                                                                    ===========       ==============
                   Investment loss--net ..................................................           (.83%)               (.29%)*
                                                                                               ===========       ==============
===============================================================================================================================
Supplemental       Net assets, end of period (in thousands) ..............................     $     2,828       $        4,431
Data:                                                                                          ===========       ==============
===============================================================================================================================

                                                                                                           Class B
                                                                                               --------------------------------
                   The following per share data and ratios have been derived                      For the        For the Period
                   from information provided in the financial statements.                       Year Ended       March 3, 2000+
                                                                                                November 30,     to November 30,
                   Increase (Decrease) in Net Asset Value:                                          2001              2000
===============================================================================================================================
Per Share          Net asset value, beginning of period ..................................     $      6.09       $        10.00
Operating                                                                                      -----------       --------------
Performance:       Investment loss--net ..................................................            (.09)++++            (.07)
                   Realized and unrealized loss on investments and foreign currency
                   transactions from the Trust--net ......................................           (2.99)               (3.84)
                                                                                               -----------       --------------
                   Total from investment operations ......................................           (3.08)               (3.91)
                                                                                               -----------       --------------
                   Net asset value, end of period ........................................     $      3.01       $         6.09
                                                                                               ===========       ==============
===============================================================================================================================
Total Investment   Based on net asset value per share ....................................         (50.57%)             (39.10%)+++
Return:**                                                                                      ===========       ==============
===============================================================================================================================
Ratios to Average  Expenses++ ............................................................           2.42%                2.18%*
Net Assets:                                                                                    ===========       ==============
                   Investment loss--net ..................................................          (1.83%)              (1.31%)*
                                                                                               ===========       ==============
===============================================================================================================================
Supplemental       Net assets, end of period (in thousands) ..............................     $    52,513       $      110,319
Data:                                                                                          ===========       ==============
===============================================================================================================================

                                                                                                            Class C
                                                                                               --------------------------------
                   The following per share data and ratios have been derived                      For the        For the Period
                   from information provided in the financial statements.                       Year Ended       March 3, 2000+
                                                                                                November 30,     to November 30,
                   Increase (Decrease) in Net Asset Value:                                          2001              2000
===============================================================================================================================
Per Share          Net asset value, beginning of period ..................................     $      6.09       $        10.00
Operating                                                                                      -----------       --------------
Performance:       Investment loss--net ..................................................            (.09)++++            (.07)
                   Realized and unrealized loss on investments and foreign currency
                   transactions from the Trust--net ......................................           (3.00)               (3.84)
                                                                                               -----------       --------------
                   Total from investment operations ......................................           (3.09)               (3.91)
                                                                                               -----------       --------------
                   Net asset value, end of period ........................................     $      3.00       $         6.09
                                                                                               ===========       ==============
===============================================================================================================================
Total Investment   Based on net asset value per share ....................................         (50.74%)             (39.10%)+++
Return:**                                                                                      ===========       ==============
===============================================================================================================================
Ratios to Average  Expenses++ ............................................................           2.42%                2.19%*
Net Assets:                                                                                    ===========       ==============
                   Investment loss--net ..................................................          (1.83%)              (1.31%)*
                                                                                               ===========       ==============
===============================================================================================================================
Supplemental       Net assets, end of period (in thousands) ..............................     $    19,880       $       44,779
Data:                                                                                          ===========       ==============
===============================================================================================================================

                                                                                                            Class D
                                                                                               --------------------------------
                   The following per share data and ratios have been derived                      For the        For the Period
                   from information provided in the financial statements.                       Year Ended       March 3, 2000+
                                                                                                November 30,     to November 30,
                   Increase (Decrease) in Net Asset Value:                                          2001              2000
===============================================================================================================================
Per Share          Net asset value, beginning of period ..................................     $      6.13       $        10.00
Operating                                                                                      -----------       --------------
Performance:       Investment loss--net ..................................................            (.05)++++            (.03)
                   Realized and unrealized loss on investments and foreign currency
                   transactions from the Trust--net ......................................           (3.03)               (3.84)
                                                                                               -----------       --------------
                   Total from investment operations ......................................           (3.08)               (3.87)
                                                                                               -----------       --------------
                   Net asset value, end of period ........................................     $      3.05       $         6.13
                                                                                               ===========       ==============
===============================================================================================================================
Total Investment   Based on net asset value per share ....................................         (50.24%)             (38.70%)+++
Return:**                                                                                      ===========       ==============
===============================================================================================================================
Ratios to Average  Expenses++ ............................................................           1.63%                1.41%*
Net Assets:                                                                                    ===========       ==============
                   Investment loss--net ..................................................          (1.04%)               (.54%)*
                                                                                               ===========       ==============
===============================================================================================================================
Supplemental       Net assets, end of period (in thousands) ..............................     $     8,789       $       21,140
Data:                                                                                          ===========       ==============
===============================================================================================================================

   *  Annualized.

  ** Total investment returns exclude the effects of sales charges.

   + Commencement of operations.

  ++ Includes the Fund's share of the Trust's allocated expenses.

 +++ Aggregate total investment return.

++++ Based on average shares outstanding.

      See Notes to Financial Statements.


                                     12 & 13

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

NOTES TO FINANCIAL STATEMENTS

MERRILL LYNCH PREMIER GROWTH FUND, INC.

1. Significant Accounting Policies:

Merrill Lynch Premier Growth Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Fund seeks to achieve its investment objective by investing all of its assets in the Master Premier Growth Trust (the "Trust"), which has the same investment objective as the Fund. The value of the Fund's investment in the Trust reflects the Fund's proportionate interest in the net assets of the Trust. The performance of the Fund is directly affected by the performance of the Trust. The financial statements of the Trust, including the Schedule of Investments, are included elsewhere in this report and should be read in conjunction with the Fund's financial statements. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The percentage of the Trust owned by the Fund at November 30, 2001 was 99.9%. The Fund offers four classes of shares under the Merrill Lynch Select Pricing(SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--The Fund records its investment in the Trust at fair value. Valuation of securities held by the Trust is discussed in Note 1a of the Trust's Notes to Financial Statements, which are included elsewhere in this report.

(b) Investment income and expenses--The Fund records daily its proportionate share of the Trust's income, expenses and realized and unrealized gains and losses. In addition, the Fund accrues its own expenses.

(c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(d) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(e) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

(f) Investment transactions--Investment transactions in the Trust are accounted for on a trade date basis.

(g) Reclassification--Accounting principles generally accepted in the United States of America require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, the current year's permanent book/tax differences of $2,147,971 have been reclassified between paid-in capital in excess of par and accumulated net investment loss and $136 has been reclassified between accumulated net realized capital losses and accumulated net investment loss. These reclassifications have no effect on net assets or net asset values per share.

2. Transactions with Affiliates:

Effective January 17, 2001, the Fund has entered into an Administrative Services Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund pays a monthly fee at an annual rate of .25% of the Fund's average daily net assets for the performance of administrative services (other than investment advice and related portfolio activities) necessary for the operation of the Fund.

The Trust has entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc. Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

--------------------------------------------------------------------------------
                                                    Account         Distribution
                                                Maintenance Fee          Fee
--------------------------------------------------------------------------------
Class B .....................................        .25%               .75%
Class C .....................................        .25%               .75%
Class D .....................................        .25%                --
--------------------------------------------------------------------------------

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended November 30, 2001, FAMD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

--------------------------------------------------------------------------------
                                                           FAMD          MLPF&S
--------------------------------------------------------------------------------
Class A .....................................             $    4         $    70
Class D .....................................             $4,993         $85,332
--------------------------------------------------------------------------------

For the year ended November 30, 2001, MLPF&S received contingent deferred sales charges of $133,524 and $31,304 relating to transactions in Class B and Class C Shares, respectively.

Financial Data Services, Inc. ("FDS"), an indirect, wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Certain officers and/or directors of the Fund are officers and/or directors of FAM, FAMD, FDS, and/or ML & Co.

3. Investments:

Increases and decreases in the Fund's investment in the Trust for the year ended November 30, 2001 were $20,542,111 and $24,492,655, respectively.

4. Capital Share Transactions:

Net increase (decrease) in net assets derived from capital share transactions was $(1,896,544) and $276,261,824 for the year ended November 30, 2001 and for the period March 3, 2000 to November 30, 2000, respectively.

Transactions in capital shares for each class were as follows:

-------------------------------------------------------------------------------
Class A Shares for the Year                                           Dollar
Ended November 30, 2001                              Shares           Amount
-------------------------------------------------------------------------------
Shares sold ...................................      977,370       $  4,121,552
Shares redeemed ...............................     (775,018)        (3,437,244)
                                                 -----------       ------------
Net increase ..................................      202,352       $    684,308
                                                 ===========       ============
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Class A Shares for the Period                                         Dollar
March 3, 2000+ to November 30, 2000                  Shares           Amount
-------------------------------------------------------------------------------
Shares sold ...................................      971,098       $  8,697,452
Shares redeemed ...............................     (251,976)        (2,111,221)
                                                 -----------       ------------
Net increase ..................................      719,122       $  6,586,231
                                                 ===========       ============
-------------------------------------------------------------------------------

+ Prior to March 3, 2000 (commencement of operations), the Fund issued 2,500 shares to FAM for $25,000.

-------------------------------------------------------------------------------
Class B Shares for the Year                                           Dollar
Ended November 30, 2001                             Shares            Amount
-------------------------------------------------------------------------------
Shares sold ...................................    5,942,264       $ 28,474,901
Automatic conversion of shares ................     (198,961)          (739,574)
Shares redeemed ...............................   (6,373,609)       (27,075,364)
                                                 -----------       ------------
Net increase (decrease) .......................     (630,306)      $    659,963
                                                 ===========       ============
-------------------------------------------------------------------------------


                                     14 & 15

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

NOTES TO FINANCIAL STATEMENTS (concluded)

MERRILL LYNCH PREMIER GROWTH FUND, INC.

-------------------------------------------------------------------------------
Class B Shares for the Period                                         Dollar
March 3, 2000+ to November 30, 2000               Shares              Amount
-------------------------------------------------------------------------------
Shares sold ............................        19,618,769        $ 181,963,608
Automatic conversion of shares .........          (100,925)            (867,432)
Shares redeemed ........................        (1,416,514)         (12,022,588)
                                              ------------        -------------
Net increase ...........................        18,101,330        $ 169,073,588
                                              ============        =============
-------------------------------------------------------------------------------

+ Prior to March 3, 2000 (commencement of operations), the Fund issued 2,500 shares to FAM for $25,000.

-------------------------------------------------------------------------------
Class C Shares for the Year                                           Dollar
Ended November 30, 2001                           Shares              Amount
-------------------------------------------------------------------------------
Shares sold ............................         3,714,887        $  18,907,750
Shares redeemed ........................        (4,447,477)         (19,909,998)
                                              ------------        -------------
Net decrease ...........................          (732,590)       $  (1,002,248)
                                              ============        =============
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Class C Shares for the Period                                         Dollar
March 3, 2000+ to November 30, 2000               Shares              Amount
-------------------------------------------------------------------------------
Shares sold ............................         8,153,759        $  75,554,485
Shares redeemed ........................          (807,315)          (6,799,208)
                                              ------------        -------------
Net increase ...........................         7,346,444        $  68,755,277
                                              ============        =============
-------------------------------------------------------------------------------

+ Prior to March 3, 2000 (commencement of operations), the Fund issued 2,500 shares to FAM for $25,000.

-------------------------------------------------------------------------------
Class D Shares for the Year                                           Dollar
Ended November 30, 2001                           Shares              Amount
-------------------------------------------------------------------------------
Shares sold ............................         1,377,211        $   6,667,468
Automatic conversion of shares .........           196,837              739,574
                                              ------------        -------------
Total issued ...........................         1,574,048            7,407,042
Shares redeemed ........................        (2,138,497)          (9,645,610)
                                              ------------        -------------
Net decrease ...........................          (564,449)       $  (2,238,568)
                                              ============        =============
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Class D Shares for the Period                                         Dollar
March 3, 2000+ to November 30, 2000               Shares              Amount
-------------------------------------------------------------------------------
Shares sold ............................         3,763,145        $  34,511,905
Automatic conversion of shares .........           100,671              867,432
                                              ------------        -------------
Total issued ...........................         3,863,816           35,379,337
Shares redeemed ........................          (417,037)          (3,532,609)
                                              ------------        -------------
Net increase ...........................         3,446,779        $  31,846,728
                                              ============        =============
-------------------------------------------------------------------------------

+ Prior to March 3, 2000 (commencement of operations), the Fund issued 2,500 shares to FAM for $25,000.

5. Capital Loss Carryforward:

At November 30, 2001, the Fund had a net capital loss carryforward of approximately $157,285,000, of which $39,632,000 expires in 2008 and $117,653,000 expires in 2009. This amount will be available to offset like amounts of any future taxable gains.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders, Merrill Lynch Premier Growth Fund,
Inc.:

We have audited the accompanying statement of assets and liabilities of Merrill Lynch Premier Growth Fund, Inc. as of November 30, 2001, the related statements of operations for the year then ended, and changes in net assets and the financial highlights for the year then ended and for the period March 3, 2000 (commencement of operations) to November 30, 2000. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Premier Growth Fund, Inc. as of November 30, 2001, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP
New York, New York
January 9, 2002


                                     16 & 17

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

SCHEDULE OF INVESTMENTS                                          (in US dollars)

               Master Premier Growth Trust
               =====================================================================================================================
                                             Shares                                                                       Percent of
COUNTRY        Industries                     Held                Common Stocks                                 Value     Net Assets
====================================================================================================================================
Canada         Semiconductor Equipment        23,000 +Celestica Inc.                                         $   972,670        1.2%
               & Products
               ---------------------------------------------------------------------------------------------------------------------
                                                      Total Common Stocks in Canada                              972,670        1.2
====================================================================================================================================
Israel         Internet Software & Services   23,000 +Check Point Software Technologies Ltd.                     881,820        1.0
               ---------------------------------------------------------------------------------------------------------------------
                                                      Total Common Stocks in Israel                              881,820        1.0
====================================================================================================================================
Singapore      Electronic Equipment &        100,000 +Flextronics International Ltd.                           2,499,000        3.0
               Instruments
               ---------------------------------------------------------------------------------------------------------------------
                                                      Total Common Stocks in Singapore                         2,499,000        3.0
====================================================================================================================================
United States  Aerospace & Defense             9,500  General Dynamics Corporation                               789,925        1.0
                                              18,500 +L-3 Communications Holdings, Inc.                        1,542,530        1.8
                                                                                                             -----------       ----
                                                                                                               2,332,455        2.8
               ---------------------------------------------------------------------------------------------------------------------
               Automobiles                    65,000  Harley-Davidson, Inc.                                    3,417,700        4.1
               ---------------------------------------------------------------------------------------------------------------------
               Banks                          60,000  Washington Mutual, Inc.                                  1,876,800        2.2
               ---------------------------------------------------------------------------------------------------------------------
               Biotechnology                  35,100 +Amgen Inc.                                               2,327,832        2.8
                                              49,000 +Enzon, Inc.                                              2,871,890        3.4
                                              51,000 +IDEC Pharmaceuticals Corporation                         3,584,790        4.3
                                              25,000 +Invitrogen Corporation                                   1,706,000        2.0
                                              60,000 +Millennium Pharmaceuticals, Inc.                         2,045,400        2.4
                                             108,000 +Protein Design Labs, Inc.                                4,054,320        4.8
                                             110,000 +SICOR Inc.                                               1,856,800        2.2
                                                                                                             -----------       ----
                                                                                                              18,447,032       21.9
               ---------------------------------------------------------------------------------------------------------------------
               Commercial Services &          44,000 +Concord EFS, Inc.                                        1,317,360        1.5
               Supplies                       45,000  Paychex, Inc.                                            1,575,450        1.9
                                                                                                             -----------       ----
                                                                                                               2,892,810        3.4
               ---------------------------------------------------------------------------------------------------------------------
               Communications Equipment       45,000 +Brocade Communications Systems, Inc.                     1,476,000        1.8
                                             100,000 +Cisco Systems, Inc.                                      2,043,000        2.4
                                              22,000 +Polycom, Inc.                                              759,660        0.9
                                              42,000 +QUALCOMM Incorporated                                    2,465,400        2.9
                                                                                                             -----------       ----
                                                                                                               6,744,060        8.0
               ---------------------------------------------------------------------------------------------------------------------
               Computers & Peripherals        70,000 +Network Appliance, Inc.                                  1,079,400        1.3
               ---------------------------------------------------------------------------------------------------------------------
               Diversified Financials         75,000  Metris Companies Inc.                                    1,556,250        1.9
                                              40,000 +Nasdaq-100 Shares (a)                                    1,589,600        1.9
                                              15,000  S&P 500 Depositary Receipts (b)                          1,714,950        2.0
                                                                                                             -----------        ---
                                                                                                               4,860,800        5.8
               ---------------------------------------------------------------------------------------------------------------------
               Energy Equipment &             15,000  Diamond Offshore Drilling, Inc.                            415,500        0.5
               Services                       32,000 +Hanover Compressor Company                                 827,840        1.0
                                              25,000 +National-Oilwell, Inc.                                     418,500        0.5
                                                                                                             -----------       ----
                                                                                                               1,661,840        2.0
               ---------------------------------------------------------------------------------------------------------------------
               Health Care Providers &        24,400 +Andrx Group                                              1,800,720        2.1
               Services                       13,000  Cardinal Health, Inc.                                      888,160        1.1
                                                                                                             -----------       ----
                                                                                                               2,688,880        3.2
               ---------------------------------------------------------------------------------------------------------------------
               Internet Software &            50,000 +Netegrity, Inc.                                            822,500        1.0
               Services                       35,000 +VeriSign, Inc.                                           1,310,050        1.5
                                                                                                             -----------       ----
                                                                                                               2,132,550        2.5
               ---------------------------------------------------------------------------------------------------------------------
               Media                          40,000 +AOL Time Warner Inc.                                     1,396,000        1.7
                                              15,000 +Comcast Corporation (Class A)                              570,750        0.7
                                               1,400 +Radio One, Inc. (Class D)                                   22,064        0.0
                                                                                                             -----------       ----
                                                                                                               1,988,814        2.4
               ---------------------------------------------------------------------------------------------------------------------
               Pharmaceuticals                80,000  Pfizer Inc.                                              3,464,800        4.1
               ---------------------------------------------------------------------------------------------------------------------
               Semiconductor Equipment &      98,000 +Alpha Industries, Inc.                                   2,352,000        2.8
               Products                       32,000 +KLA-Tencor Corporation                                   1,606,720        1.9
                                              15,000 +Maxim Integrated Products, Inc.                            822,000        1.0
                                              92,900 +RF Micro Devices, Inc.                                   2,252,825        2.7
                                              42,500 +TriQuint Semiconductor, Inc.                               675,325        0.8
                                                                                                             -----------       ----
                                                                                                               7,708,870        9.2
               ---------------------------------------------------------------------------------------------------------------------
               Software                       40,000 +Amdocs Limited                                           1,322,800        1.6
                                              25,000 +Electronic Arts Inc.                                     1,511,500        1.8
                                              97,000 +Informatica Corporation                                  1,291,070        1.5
                                              26,000 +Mercury Interactive Corp.                                  800,280        1.0
                                              20,000 +Microsoft Corporation                                    1,284,000        1.5
                                              42,000 +Siebel Systems, Inc.                                       939,120        1.1
                                              42,600 +THQ Inc.                                                 2,440,128        2.9
                                              60,000 +VERITAS Software Corporation                             2,333,400        2.8
                                                                                                             -----------       ----
                                                                                                              11,922,298       14.2
               ---------------------------------------------------------------------------------------------------------------------
                                                     Total Common Stocks in the United States                 73,219,109       87.1
====================================================================================================================================
                                                     Total Investments in Common Stocks (Cost--$94,931,978)   77,572,599       92.3
====================================================================================================================================


                                     18 & 19

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

SCHEDULE OF INVESTMENTS (concluded)                              (in US dollars)

         Master Premier Growth Trust (concluded)
         ===========================================================================================================================
                                     Face                                                                                 Percent of
                                    Amount              Short-Term Securities                                   Value     Net Assets
====================================================================================================================================
         Commercial Paper*    US$ 2,000,000  GCIPP, 2.05% due 12/12/2001                                    $  1,998,747        2.3%
                                  2,006,000  General Motors Acceptance Corp., 2.23% due 12/03/2001             2,005,751        2.4
         ---------------------------------------------------------------------------------------------------------------  ----------
                                             Total Investments in Commercial Paper                             4,004,498        4.7
====================================================================================================================================
         US Government &            900,000  Federal Home Loan Bank, 2% due 12/12/2001                           899,450        1.1
         Agency Obligations*      2,210,000  US Treasury Bills, 1.925% due 12/27/2001                          2,206,928        2.6
         ---------------------------------------------------------------------------------------------------------------  ----------
                                             Total Investments in US Government & Agency Obligations           3,106,378        3.7
====================================================================================================================================
                                             Total Investments in Short-Term Securities (Cost--$7,110,876)     7,110,876        8.4
====================================================================================================================================

                                  Nominal Value
                                 Covered by Options               Issue
===================================================================================================================================
Options    Put Options Purchased        49,000       Enzon, Inc., expiring February 2002 at US$50                  147,000     0.2
Purchased  ------------------------------------------------------------------------------------------------------------------------
                                                     Total Options Purchased (Premiums Paid--$153,370)             147,000     0.2
===================================================================================================================================
                                                     Total Investments (Cost--$102,196,224)                     84,830,475   100.9
===================================================================================================================================

===================================================================================================================================
Options    Call Options Written         49,000       Enzon, Inc., expiring February 2002 at US$75                  (80,850)   (0.1)
Written                                 15,000       Harley-Davidson, Inc., expiring February 2002 at US$55        (41,250)   (0.1)
           ------------------------------------------------------------------------------------------------------------------------
           Put Options Written          14,000       Network Appliance Inc., expiring December 2001 at US$15       (15,400)   (0.0)
           ------------------------------------------------------------------------------------------------------------------------
                                                     Total Options Written (Premiums Received--$197,853)          (137,500)   (0.2)
===================================================================================================================================
           Total Investments, Net of Options Written (Cost--$101,998,371)                                       84,692,975   100.7

           Liabilities in Excess of Other Assets                                                                  (622,953)   (0.7)
                                                                                                              ------------   -----
           Net Assets                                                                                         $ 84,070,022   100.0%
                                                                                                              ============   =====
===================================================================================================================================

  +   Non-income producing security.

(a) Represents ownership in the Nasdaq-100 Trust, a registered unit investment trust. The investment objective of the Nasdaq-100 Trust is to provide investment results that generally correspond to price performance and dividend yield of the component stocks of the Nasdaq-100 Index.

(b) Represents ownership in SPDR Trust, a registered unit investment trust. The investment objective of SPDR Trust is to provide investment results that generally correspond to the price and yield performance of the component stocks of the S&P 500 Index.

  * Commercial Paper and certain US Government & Agency Obligations are traded on a discount basis; the interest rates shown reflect the discount rates paid at the time of purchase by the Trust.

      See Notes to Financial Statements.

STATEMENT OF ASSETS AND LIABILITIES

MASTER PREMIER GROWTH TRUST

                 As of November 30, 2001
===================================================================================================================================
Assets:          Investments, at value (identified cost--$102,042,854) .........................                       $ 84,683,475
                 Options purchased, at value (premiums paid--$153,370) .........................                            147,000
                 Cash ..........................................................................                             16,749
                 Receivables:
                   Contributions ...............................................................       $  153,437
                   Dividends ...................................................................           10,675           164,112
                                                                                                       ----------
                 Prepaid expenses and other assets .............................................                             98,578
                                                                                                                       ------------
                 Total assets ..................................................................                         85,109,914
                                                                                                                       ------------
===================================================================================================================================
Liabilities:     Options written, at value (premiums received--$197,853) .......................                            137,500
                 Payables:
                   Securities purchased ........................................................          395,814
                   Withdrawals .................................................................          384,934
                   Investment adviser ..........................................................           33,472           814,220
                                                                                                       ----------
                 Accrued expenses and other liabilities ........................................                             88,172
                                                                                                                       ------------
                 Total liabilities .............................................................                          1,039,892
                                                                                                                       ------------
===================================================================================================================================
Net Assets:      Net assets ....................................................................                       $ 84,070,022
                                                                                                                       ============
===================================================================================================================================
Net Assets       Partners' capital .............................................................                       $101,375,417
Consist of:      Unrealized depreciation on investments--net ...................................                        (17,305,395)
                                                                                                                       ------------
                 Net assets ....................................................................                       $ 84,070,022
                                                                                                                       ============
===================================================================================================================================

See Notes to Financial Statements.


                                     20 & 21

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

STATEMENT OF OPERATIONS

MASTER PREMIER GROWTH TRUST

                      For the Year Ended November 30, 2001
===================================================================================================================================
Investment              Interest and discount earned .....................................                            $     529,918
Income:                 Dividends (net of $154 foreign withholding tax) ..................                                  216,609
                                                                                                                      -------------
                        Total income .....................................................                                  746,527
                                                                                                                      -------------
===================================================================================================================================
Expenses:               Investment advisory fees .........................................          $    690,521
                        Accounting services ..............................................               110,844
                        Professional fees ................................................                48,692
                        Offering costs ...................................................                37,242
                        Custodian fees ...................................................                29,184
                        Trustees' fees and expenses ......................................                14,332
                        Printing and shareholder reports .................................                 4,992
                        Pricing fees .....................................................                 1,334
                        Other ............................................................                10,233
                                                                                                    ------------
                        Total expenses ...................................................                                  947,374
                                                                                                                      -------------
                        Investment loss--net .............................................                                 (200,847)
                                                                                                                      -------------
===================================================================================================================================
Realized &              Realized loss on investments--net ................................                             (125,335,650)
Unrealized Gain (Loss)  Change in unrealized depreciation on investments--net ............                               32,677,180
On Investments--Net:                                                                                                  -------------
                        Net Decrease in Net Assets Resulting from Operations .............                            $ (92,859,317)
                                                                                                                      =============
===================================================================================================================================

See Notes to Financial Statements.

STATEMENTS OF CHANGES IN NET ASSETS

MASTER PREMIER GROWTH TRUST

                                                                                                    For the         For the Period
                                                                                                   Year Ended       March 3, 2000+
                                                                                                  November 30,      to November 30,
                        Increase (Decrease) in Net Assets:                                            2001               2000
===================================================================================================================================
Operations:             Investment income (loss)--net ....................................       $     (200,847)     $       35,932
                        Realized loss on investments--net ................................         (125,335,650)        (43,858,203)
                        Change in unrealized depreciation on investments--net ............           32,677,180         (49,982,575)
                                                                                                 --------------      --------------
                        Net decrease in net assets resulting from operations .............          (92,859,317)        (93,804,846)
                                                                                                 --------------      --------------
===================================================================================================================================
Capital                 Proceeds from contributions ......................................           59,052,589         301,803,047
Transactions:           Fair value of withdrawals ........................................          (63,020,880)        (27,200,671)
                                                                                                 --------------      --------------
                        Net increase (decrease) in net assets derived from capital
                        transactions .....................................................           (3,968,291)        274,602,376
                                                                                                 --------------      --------------
===================================================================================================================================
Net Assets:             Total increase (decrease) in net assets ..........................          (96,827,608)        180,797,530
                        Beginning of period ..............................................          180,897,630             100,100
                                                                                                 --------------      --------------
                        End of period ....................................................       $   84,070,022      $  180,897,630
                                                                                                 ==============      ==============
===================================================================================================================================

See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS

MASTER PREMIER GROWTH TRUST

                                                                                                     For the        For the Period
                                                                                                    Year Ended      March 3, 2000+
                        The following ratios have been derived from                                November 30,     to November 30,
                        information provided in the financial statements.                              2001               2000
===================================================================================================================================
Ratios to Average       Expenses .........................................................                  .76%               .85%*
Net Assets:                                                                                       ==============      =============
                        Investment income (loss)--net ....................................                 (.16%)              .02%*
                                                                                                  ==============      =============
===================================================================================================================================
Supplemental            Net assets, end of period (in thousands) .........................        $       84,070      $     180,898
Data:                                                                                             ==============      =============
                        Portfolio turnover ...............................................               114.78%             79.97%
                                                                                                  ==============      =============
===================================================================================================================================

*     Annualized.

+     Commencement of operations.

      See Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

MASTER PREMIER GROWTH TRUST

1. Significant Accounting Policies:

Master Premier Growth Trust (the "Trust") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company and is organized as a Delaware business trust. The Declaration of Trust permits the Trustees to issue nontransferable interests in the Trust, subject to certain limitations. The Trust's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The following is a summary of significant accounting policies followed by the Trust.

(a) Valuation of investments--Portfolio securities that are traded on stock exchanges are valued at the last sale price as of the close of business on the day the securities are being valued or, lacking any sales, at the closing bid price. Securities that are traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at fair market value,


                                     22 & 23

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

MASTER PREMIER GROWTH TRUST

as determined in good faith by or under the direction of the Trust's Board of Trustees.

(b) Derivative financial instruments--The Trust may engage in various portfolio investment techniques to increase or decrease the level of risk to which the Trust is exposed more quickly and efficiently than transactions in other types of investments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Financial futures contracts--The Trust may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Upon entering into a contract, the Trust deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Trust agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Trust as unrealized gains or losses. When the contract is closed, the Trust records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Options--The Trust is authorized to purchase and write call and put options. When the Trust writes an option, an amount equal to the premium received by the Trust is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Trust enters into a closing transaction), the Trust realizes a gain or loss on the option to the extent of the premiums received or paid (or a gain or loss to the extent that the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

- Forward foreign exchange contracts--The Trust is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Trust's records. However, the effect on operations is recorded from the date the Trust enters into such contracts.

- Foreign currency options and futures--The Trust may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-US dollar denominated securities owned by the Trust, sold by the Trust but not yet delivered, or committed or anticipated to be purchased by the Trust.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes--The Trust is classified as a partnership for Federal income tax purposes. As such, each investor in the Trust is treated as owner of its proportionate share of the net assets, income, expenses and realized and unrealized gains and losses of the Trust. Accordingly, as a "pass through" entity, the Trust pays no income dividends or capital gains distributions. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates. It is intended that the Trust's assets will be managed so an investor in the Trust can satisfy the requirements of subchapter M of the Internal Revenue Code.

(e) Security transactions and investment income--Security transactions are accounted for on the date the securities are purchased or sold (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Trust has determined the ex-dividend date. The Trust will adopt the provisions to amortize all premiums and discounts on debt securities effective December 1, 2001, as now required under the new AICPA Audit and Accounting Guide for Investment Companies. The cumulative effect of this accounting change will have no impact on the total net assets of the Trust. As of November 30, 2001, no debt securities were held by the Trust.

2. Investment Advisory Agreement and Transactions with Affiliates:

The Trust has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner.

FAM is responsible for the management of the Trust's investments and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Trust. For such services, the Trust paid a monthly fee at an annual rate of .50% of the average daily value of the Trust's net assets. Prior to January 17, 2001, the annual rate was .75%.

In addition, FAM received $6,051 in commissions on the execution of portfolio security transactions for the Trust for the year ended November 30, 2001.

Prior to January 1, 2001, FAM provided accounting services to the Fund at its cost and the Fund reimbursed FAM for these services. FAM continues to provide certain accounting services to the Fund. The Fund reimburses FAM at its cost for such services. For the year ended November 30, 2001, the Fund reimbursed FAM an aggregate of $14,048 for the above-described services. The Fund entered into an agreement with State Street Bank and Trust Company ("State Street"), effective January 1, 2001, pursuant to which State Street provides certain accounting services to the Fund. The Fund pays a fee for these services.

Certain officers and/or trustees of the Trust are officers and/or directors of FAM, PSI, and/or ML & Co.

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the year ended November 30, 2001 were $153,462,431 and $130,669,286, respectively.

Net realized gains (losses) for the year ended November 30, 2001 and net unrealized gains (losses) as of November 30, 2001 were as follows:

--------------------------------------------------------------------------------
                                                  Realized          Unrealized
                                               Gains (Losses)     Gains (Losses)
--------------------------------------------------------------------------------
Long-term investments .....................    $(125,465,368)      $(17,359,379)
Short-term investments ....................            3,128                 --
Options purchased .........................           66,989             (6,370)
Options written ...........................           59,601             60,354
                                               -------------       ------------
Total .....................................    $(125,335,650)      $(17,305,395)
                                               =============       ============
--------------------------------------------------------------------------------

Transactions in call options written for the year ended November 30, 2001 were as follows:

--------------------------------------------------------------------------------
                                                Nominal Value
                                                 Covered by          Premiums
                                               Written Options       Received
--------------------------------------------------------------------------------
Outstanding call options written at
beginning of year .........................               --                 --
Options written ...........................          108,300       $    260,834
Options closed ............................          (44,300)           (79,360)
                                               -------------       ------------
Outstanding call options written at
end of year ...............................           64,000       $    181,474
                                               =============       ============
--------------------------------------------------------------------------------


                                     24 & 25

                      Merrill Lynch Premier Growth Fund, Inc., November 30, 2001

NOTES TO FINANCIAL STATEMENTS (concluded)

MASTER PREMIER GROWTH TRUST

Transactions in put options written for the year ended November 30, 2001 were as follows:

--------------------------------------------------------------------------------
                                                  Nominal Value
                                                   Covered by         Premiums
                                                 Written Options      Received
--------------------------------------------------------------------------------
Outstanding put options written at
beginning of year............................                --               --
Options written..............................            14,000    $      16,379
Options closed...............................                --               --
                                                 --------------    -------------
Outstanding put options written at
end of year..................................            14,000    $      16,379
                                                 ==============    =============
--------------------------------------------------------------------------------

As of November 30, 2001, net unrealized depreciation for Federal income tax purposes aggregated $18,281,852, of which $6,039,974 related to appreciated securities and $24,321,826 related to depreciated securities. At November 30, 2001, the aggregate cost of investments, including options, for Federal income tax purposes was $102,974,828.

4. Short-Term Borrowings:

The Trust, along with certain other funds managed by FAM and its affiliates, is a party to a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Trust may borrow under the credit agreement to fund partner withdrawals and for other lawful purposes other than for leverage. The Trust may borrow up to the maximum amount allowable under the Trust's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Trust pays a commitment fee of .09% per annum based on the Trust's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Trust did not borrow under the credit agreement during the year ended November 30, 2001. On November 30, 2001, the credit agreement was renewed for one year.

INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Investors, Master Premier Growth Trust:

We have audited the accompanying statement of assets and liabilities of Master Premier Growth Trust, including the schedule of investments, as of November 30, 2001, the related statements of operations for the year then ended, changes in net assets and the financial highlights for the year then ended and for the period March 3, 2000 (commencement of operations) to November 30, 2000. These financial statements and the financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at November 30, 2001 by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Master Premier Growth Trust as of November 30, 2001, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
January 9, 2002


                                     26 & 27

[LOGO] Merrill Lynch   Investment Managers
                                                               [GRAPHIC OMITTED]

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch Premier Growth Fund, Inc.
Box 9011
Princeton, NJ
08543-9011

[RECYCLE LOGO] Printed on post-consumer recycled paper           #PREMIER--11/01